Exhibit 99.1
Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS STRONG FIRST QUARTER RESULTS TO START FISCAL 2023

Consolidated Sales Increase 13% to $69.4 Million Compared with $61.3 Million in Fiscal 2022, Sales Grow 14% for the Latest Four Quarters

All Access Pass Subscription and Subscription Services Sales Grow 20% to $39.6 Million, Education Division Revenues Grow 23% over Fiscal 2022

Sum of Billed and Unbilled Deferred Subscription Revenue Increases 25% to $151.6 Million Compared with November 30, 2021

Net Income and Adjusted EBITDA Exceed Expectations, Net Income Increases 22% to $4.7 Million, Adjusted EBITDA Increases 16% to $11.5 Million, Latest Four Quarters Adjusted EBITDA Increases 28% to $43.7 Million

Liquidity and Financial Position Remain Strong with Available Liquidity Exceeding $73 Million at November 30, 2022

Company Affirms Earnings Guidance for Fiscal 2023

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a leader in organizational performance improvement that creates, and on a subscription basis, distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for its first quarter of fiscal 2023, which ended on November 30, 2022.

Introduction

The Company’s strong start to fiscal 2023 was highlighted by the following key metrics:

▪

The Company’s consolidated sales for the quarter ended November 30, 2022 increased 13% to $69.4 million compared with $61.3 million in the first quarter of fiscal 2022.  On a constant currency basis, the Company’s sales increased 17% to $71.4 million.  For the rolling four quarters ended November 30, 2022, the Company’s consolidated sales increased 14% to $271.0 million compared with $237.1 million in the corresponding period ended November 30, 2021.  The Company’s sales for the first quarter increased primarily due to strong subscription and subscription services sales, including the following:

o	All Access Pass subscription and subscription services sales grew 20% to $39.6 million in the first quarter and grew 26% to $151.0 million for the rolling four quarters ended November 30, 2022.
o

Education Division revenues grew 23% on the strength of increased consulting, coaching, and training days delivered during the quarter as well as increased materials sales.  The Education Division continued its momentum generated in fiscal 2022, during which it added a record 739 new Leader in Me schools.

o

Total Company deferred revenue at November 30, 2022 was $90.8 million.  The sum of billed subscription and unbilled deferred subscription revenue at November 30, 2022 grew 25% to $151.6 million, compared with November 30, 2021.  Approximately 48% of the Company’s All Access Pass subscriptions are now multi-year contracts, representing 62% of All Access Pass subscriptions invoiced in North America as of November 30, 2022.

▪

On the strength of increased sales and continued strong gross margins, gross profit for the first quarter of fiscal 2023 increased 11%, or $5.1 million, to $52.7 million compared with $47.6 million in the prior year.  Rolling four quarter gross profit increased 12% to $207.1 million, compared with $184.1 million for the four quarters ended November 30, 2021.
▪

Operating income for the first quarter of fiscal 2023 increased 15%, or $0.8 million, to $6.4 million compared with $5.5 million in the first quarter of fiscal 2022.  Rolling four quarter income from operations increased 77%, or $10.7 million, to $24.5 million compared with $13.8 million for the corresponding period of the prior year.

▪

Adjusted EBITDA for the first quarter of fiscal 2023 increased 16% to $11.5 million compared with $9.9 million in fiscal 2022.  On a constant currency basis, the Company’s first quarter Adjusted EBITDA increased 23% to $12.2 million.  Rolling four-quarter Adjusted EBITDA increased 28% to $43.7 million compared with $34.2 million for the four quarters ended November 30, 2021.

▪	With $58.2 million of cash and $15 million available on its revolving line of credit, the Company’s liquidity totaled more than $73 million at November 30, 2022.

Paul Walker, President and Chief Executive Officer, commented, “We are very pleased with our strong start to fiscal 2023, which was driven by continued strong revenue growth, gross margins, and operational efficiency, which contributed to increased net income and Adjusted EBITDA.  Our first quarter results featured a 13% increase in sales, a 76.0% gross margin, a 22% increase in net income, and a 16% increase in Adjusted EBITDA to $11.5 million.  We achieved these outstanding results despite continued international operating issues, including the impact of $2.0 million of unfavorable foreign exchange on our first quarter sales and continued operating challenges in China and Japan.”

Walker continued, “Three key factors are continuing to drive and enable our strong business model.  First, the importance of the must-win opportunities that we help our clients address.  The must-win challenges and opportunities that we help our clients address all require the collective action of large numbers of people.  These challenges and opportunities are very durable in both good and more difficult times.  Second, is the effectiveness of our solutions in helping clients successfully address these challenges.  Our offerings include best-in-class content, effective technology which enables us to deliver our content with impact and at scale, and metrics that our clients can use to evaluate the impact of our solutions in moving behavior.  Third, the strength and reach of our worldwide client-facing organization in acquiring, serving, retaining, and expanding client relationships.  We believe these factors were key to our strong first quarter and latest twelve months’ performance and will continue to be important to our growth during the remainder of fiscal 2023 and in future periods.”

First Quarter Financial Overview

The following is a summary of financial results for the first quarter of fiscal 2023:

▪

Net Sales:  Consolidated sales for the quarter ended November 30, 2022 increased 13% to $69.4 million, compared with $61.3 million in the first quarter of fiscal 2022.  Excluding the unfavorable impact of foreign exchange rates during the quarter, the Company’s sales increased 17% to $71.4 million.  The Company continues to be pleased with the performance of the All Access Pass and Leader in Me subscription-based services, which drove strong growth during fiscal 2022 and provided significant momentum to begin fiscal 2023.  For the first quarter of fiscal 2023, Enterprise Division sales grew 11%, or $5.3 million, to $53.4 million compared with $48.1 million in the prior year, despite unfavorable foreign exchange rates, a 10% decrease in sales through the Company’s office in China, primarily from COVID-related restrictions, and a 6% decrease in sales from Japan, which was primarily due to post-pandemic economic recovery issues.  AAP subscription and subscription services sales increased 20% to $39.6 million, and annual revenue retention remained strong at well above 90%.  International licensee revenues continue to improve and increased 9% compared with the prior year, despite the impact of foreign exchange rates, and the impact in certain countries in Eastern Europe of the war in Ukraine.  Education Division sales grew 23%, or $2.7 million, to $14.4 million compared with $11.7 million in fiscal 2022.  Education Division sales grew primarily due to increased consulting, coaching, and training days delivered during the quarter, increased Leader in Me subscription revenue, and increased training material sales compared with the prior year.

▪

Deferred Subscription Revenue and Unbilled Deferred Revenue:  At November 30, 2022, the Company had $151.6 million of billed and unbilled deferred subscription revenue, a 25%, or $30.5 million increase over the balance at November 30, 2021.  This total includes $76.7 million of deferred subscription revenue on the balance sheet, a 13%, or $8.9 million increase compared with deferred subscription revenue at November 30, 2021.  At November 30, 2022, the Company had $74.9 million of unbilled deferred subscription revenue, a 40%, or $21.6 million increase compared with $53.4 million of unbilled deferred revenue at November 30, 2021.  Unbilled deferred subscription revenue represents business (typically multi-year contracts) that is contracted but unbilled, and excluded from the Company’s balance sheet.

▪

Gross profit:  Gross profit for the first quarter of fiscal 2023 increased 11% to $52.7 million, compared with $47.6 million in fiscal 2022.  The Company’s gross margin for the quarter ended November 30, 2022 remained strong at 76.0% compared with 77.7% in the prior year, and reflected changes in the overall mix of services and products sold during the quarter.

▪

Operating Expenses:  The Company’s operating expenses for the quarter ended November 30, 2022 increased $4.3 million compared with the first quarter of fiscal 2022, which was primarily due to a $4.7 million increase in selling, general, and administrative (SG&A) expenses.  Despite the increase in SG&A expenses, as a percent of sales, the Company’s SG&A expenses in the first quarter of fiscal 2023 decreased to 63.4% compared with 64.2% in the prior year.  The Company’s SG&A expenses increased primarily due to increased associate costs resulting from new personnel and increased salaries; increased commissions on higher sales; and increased travel expense.

▪

Operating Income:  As a result of increased sales and a strong gross margin, the Company’s income from operations for the quarter ended November 30, 2022 improved 15% to $6.4 million, compared with $5.5 million in the first quarter of fiscal 2022.

▪

Net Income:  As a result of the factors described above, the Company’s first quarter net income increased 22%, or $0.9 million, to $4.7 million, or $0.32 per diluted share, compared with $3.8 million, or $0.27 per diluted share, in the first quarter of fiscal 2022.

▪

Adjusted EBITDA:  Adjusted EBITDA for the quarter ended November 30, 2022 improved 16% to $11.5 million compared with $9.9 million in the first quarter of fiscal 2022, reflecting increased sales and continued strong gross margins as previously described.

▪

Liquidity and Financial Position:  The Company’s liquidity and financial position remained strong with more than $73 million of liquidity at November 30, 2022, which was comprised of $58.2 million of cash at November 30, 2022, and no borrowings on its $15.0 million line of credit, compared with $60.5 million of cash with no borrowings on its line of credit at August 31, 2022.

Fiscal 2023 Guidance

Driven by the continued strength and strategic durability of its All Access Pass and Leader in Me membership subscriptions, which have driven accelerated growth over the past years, and continuing strong performance through the first quarter of fiscal 2023, the Company affirms its previous guidance that Adjusted EBITDA for fiscal 2023 will increase to between $47 million and $49 million in constant currency, compared with the $42.2 million in Adjusted EBITDA achieved in fiscal 2022.  The Company expects to achieve this growth even after continuing to make: 1) increased investments to add new client partners, other personnel, and investments in the Company’s delivery portals and content; 2) absorbing potentially challenging macroeconomic circumstances; and 3) the potential for ongoing disruptions in China and Japan resulting from the COVID-19 pandemic and economic conditions in these countries.  The Company’s current outlook is that its Adjusted EBITDA will then increase to approximately $57 million in fiscal 2024, and to approximately $67 million in fiscal 2025.  The Company remains confident in the strength of the All Access Pass and Leader in Me membership subscriptions, which have driven Franklin Covey’s growth across recent years and which are expected to drive continued growth in fiscal 2023 and subsequent years.

Earnings Conference Call

On Thursday, January 5, 2023, at 5:00 p.m. Eastern (3:00 p.m. Mountain) Franklin Covey will host a conference call to review its financial results for the first quarter of fiscal 2023.  Interested persons may access a live audio webcast on the Company’s website at https://ir.franklincovey.com or may participate via telephone by registering at https://register.vevent.com/register/BI1670588cb173490e85da5a3871f3e033.  Once registered, participants will have the option of: 1) dialing into the call from their phone (via a personalized PIN); or 2) clicking the “Call Me” option to receive an automated call directly to their phone.  For either option, registration will be required to access the call. A replay of the conference call webcast will be archived on the Company’s website for at least 30 days.

Investor Event

Franklin Covey will be hosting an investor event on February 1-2, 2023.  During this event, the Company will explore the client impact journey offered through its two divisions, introduce the FranklinCovey Impact Platform, and provide an opportunity to dive into the fundamentals of the Company’s subscription business and future strategy with its Executive Team. To register for the investor event, or to receive further information, please contact Boyd Roberts at 801-817-5127 or via email at investor.relations@franklincovey.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the severity and duration of global business disruptions from the COVID-19 outbreak; expectations regarding the economic recovery from the pandemic; renewals of subscription contracts; the impact of deferred revenues on future financial results; impacts from global economic and supply chain disruptions; market acceptance of new products or services, including new AAP portal upgrades; inflation; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concepts of adjusted earnings before interest, income taxes, depreciation, and amortization (Adjusted EBITDA) and “constant currency,” which are non-GAAP measures.  The Company defines Adjusted EBITDA as net income excluding the impact of interest, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected contingent consideration liabilities arising from business acquisitions.  Constant currency is a non-GAAP financial measure that removes the impact of fluctuations in foreign currency exchange rates and is calculated by translating the current period’s financial results at the same average exchange rates in effect during the prior year and then comparing this amount to the prior year.  The Company references these non-GAAP financial measures in its decision making because they provide supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes they provide investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached table for the reconciliation of the non-GAAP financial measure, Adjusted EBITDA, to consolidated net income, a related GAAP financial measure.

The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to obtain and dependent on future events which may be uncertain, or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings, such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global leadership company with directly owned and licensee partner offices providing professional services in over 160 countries and territories.  The Company transforms organizations by partnering with its clients to build leaders, teams, and cultures that achieve breakthrough results through collective action, which leads to a more engaging work experience for their people.  Available through the Franklin Covey All Access Pass, the Company’s best-in-class content and solutions, experts, technology, and metrics seamlessly integrate to ensure lasting behavioral change at scale.  Solutions are available in multiple delivery modalities in more than 20 languages.

This approach to leadership and organizational change has been tested and refined by working with tens of thousands of teams and organizations over the past 30 years.  Clients have included organizations in the Fortune 100,  Fortune 500, and thousands of small- and mid-sized businesses, numerous governmental entities, and educational institutions.  To learn more, visit www.franklincovey.com, and enjoy exclusive content from Franklin Covey’s social media channels at: LinkedIn, Facebook, Twitter, Instagram, and YouTube.

Investor Contact Franklin Covey: Boyd Roberts 801-817-5127 investor.relations@franklincovey.com	Media Contact Franklin Covey: Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended
	November 30,	November 30,
	2022	2021

Net sales	$69,369	$61,259
Cost of sales	16,627	13,661
Gross profit	52,742	47,598

Selling, general, and administrative	44,012	39,343
Depreciation	1,246	1,279
Amortization	1,092	1,431
Income from operations	6,392	5,545
Interest expense, net	(329)	(431)
Income before income taxes	6,063	5,114
Income tax provision	(1,396)	(1,302)
Net income	$4,667	$3,812

Net income per share:
Basic	$0.34	$0.27
Diluted	0.32	0.27

Weighted average common shares:
Basic	13,877	14,246
Diluted	14,507	14,312

Other data:
Adjusted EBITDA(1)	$11,472	$9,932

(1)

The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results.  For a reconciliation of this non-GAAP measure to a GAAP measure, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended
	November 30,	November 30,
	2022	2021
Reconciliation of net income to Adjusted EBITDA:
Net income	$4,667	$3,812
Adjustments:
Interest expense, net	329	431
Income tax provision	1,396	1,302
Amortization	1,092	1,431
Depreciation	1,246	1,279
Stock-based compensation	2,735	1,649
Increase in the fair value of contingent
consideration liabilities	7	28
Adjusted EBITDA	$11,472	$9,932

Adjusted EBITDA margin	16.5%	16.2%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended
	November 30,	November 30,
	2022	2021
Sales by Division/Segment:
Enterprise Division:
Direct offices	$50,167	$45,119
International licensees	3,278	2,997
	53,445	48,116
Education Division	14,350	11,697
Corporate and other	1,574	1,446
Consolidated	$69,369	$61,259

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$39,921	$36,202
International licensees	2,977	2,701
	42,898	38,903
Education Division	9,175	7,860
Corporate and other	669	835
Consolidated	$52,742	$47,598

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$11,250	$9,954
International licensees	1,831	1,671
	13,081	11,625
Education Division	281	235
Corporate and other	(1,890)	(1,928)
Consolidated	$11,472	$9,932

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	November 30,	August 31,
	2022	2022
Assets
Current assets:
Cash and cash equivalents	$58,152	$60,517
Accounts receivable, less allowance for
doubtful accounts of $4,427 and $4,492	57,352	72,561
Inventories	3,477	3,527
Prepaid expenses and other current assets	17,364	19,278
Total current assets	136,345	155,883

Property and equipment, net	9,465	9,798
Intangible assets, net	43,742	44,833
Goodwill	31,220	31,220
Deferred income tax assets	4,279	4,686
Other long-term assets	12,378	12,735
	$237,429	$259,155

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of notes payable	$5,835	$5,835
Current portion of financing obligation	3,281	3,199
Accounts payable	6,878	10,864
Deferred subscription revenue	74,394	85,543
Other deferred revenue	13,906	14,150
Accrued liabilities	23,380	34,205
Total current liabilities	127,674	153,796

Notes payable, less current portion	6,045	7,268
Financing obligation, less current portion	7,105	7,962
Other liabilities	6,788	7,116
Deferred income tax liabilities	199	199
Total liabilities	147,811	176,341

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	222,413	220,246
Retained earnings	86,688	82,021
Accumulated other comprehensive loss	(672)	(542)
Treasury stock at cost, 13,165 and 13,203 shares	(220,164)	(220,264)
Total shareholders' equity	89,618	82,814
	$237,429	$259,155